qwe	Exhibit 5

Anastasia D. Kelly
Executive Vice President,
General Counsel

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, IL  60179

August 13, 2001

Bear, Stearns & Co. Inc.
As Representatives of the several Underwriters named
in Schedule I to the Pricing Agreement dated
August 8, 2001
245 Park Avenue
New York, New York 10167

Merrill Lynch, Pierce, Fenner & Smith Incorporated
As Representatives of the several Underwriters named
in Schedule I to the Pricing Agreement dated
August 8, 2001
4 World Financial Center, 27th Floor
New York, New York 10080

Ladies and Gentlemen:

          I am the Executive Vice President, General Counsel and Secretary of Sears, Roebuck and Co. ("Sears"). The Sears Law Department, under my supervision, has acted as counsel to Sears and Sears Roebuck Acceptance Corp. ("SRAC") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), and the public offering of $750,000,000 in aggregate principal amount of SRAC's 6.75% Notes due August 15, 2011 (the "Notes"). The several Underwriters named in Schedule I to the Pricing Agreement (as defined below) are purchasing the Notes to be sold to the public in accordance with the terms of (i) the Pricing Agreement dated August 8, 2001 among Sears, SRAC and you (the "Pricing Agreement"), and (ii) the Underwriting Agreement dated August 8, 2001 among Sears, SRAC and you (the "Underwriting Agreement"). This opinion is rendered to you pursuant to Section 8(c) of the Underwriting Agreement. All terms not otherwise defined herein have the meanings ascribed to them in the Underwriting Agreement.

          I have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and other instruments, as I have deemed necessary or appropriate for the purposes of this opinion.

          I have obtained and relied upon, to the extent I deem appropriate, certificates of officers and other executives of Sears and SRAC and of public officials as to factual matters and opinions of other counsel. I call your attention to the fact that, in rendering my opinion, I am expressing my views only as to the laws of the State of Illinois and the federal statutes of the United States of America (except as to the matters below which are governed in part by the laws of the State of Delaware and State of New York, relating to the due incorporation, valid existence and good standing of SRAC and Sears, respectively, the due authorization, execution and delivery by SRAC and Sears, respectively, of certain documents, the enforceability of the Notes and the Indenture and the absence of any material violation of the provisions of the Certificate of Incorporation or By-Laws of SRAC).

          On the basis of the foregoing and in reliance thereon, I am of the opinion that, as of the date hereof:

(i) Each of SRAC and Sears has been duly incorporated and is validly existing as a corporation in good standing under the laws of its respective state of incorporation;

(ii) All of the outstanding shares of capital stock of SRAC have been duly and validly authorized and issued and are fully paid and non-assessable. The authorized capital stock of SRAC consists of 500,000 shares of common stock, par value $100 per share, all of the issued and outstanding shares of which are owned by Sears free and clear of any security interests, claims, liens or encumbrances, and the authorized capital stock of Sears is as set forth or incorporated by reference in the Registration Statement;

(iii) The Underwriting Agreement and the Pricing Agreement have been duly authorized, executed and delivered on the part of each of Sears and SRAC;

(iv) The issue and sale of the Notes and the compliance by SRAC with all of the provisions of the Notes, the Indenture, the Underwriting Agreement and the Pricing Agreement will not (a) conflict with or result in any breach which would constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SRAC, material to SRAC, pursuant to the terms of any indenture, loan agreement or other agreement or instrument for borrowed money known to me to which SRAC is a party or by which SRAC may be bound or to which any of the property or assets of SRAC, material to SRAC, is subject, (b) result in any violation of the provisions of the Certificate of Incorporation, as amended, or the By-Laws of SRAC, or (c) to the best of my knowledge, result in any material violation of any statute or any order, rule or regulation applicable to SRAC of any court or any federal, state or other regulatory authority or other governmental body having jurisdiction over SRAC, other than the securities laws of the various states or other jurisdictions which are applicable to the issue and sale of the Notes as to which I express no opinion; and, to the best of my knowledge, no consent, approval, authorization or other order of, or filing with, any court or any such regulatory authority or other governmental body is required for the issue and sale of the Notes except as has been obtained or effected under the Act, the Exchange Act and the Trust Indenture Act or as may be required by the securities laws of the various states or other jurisdictions which are applicable to the issue and sale of the Notes;

(v) The Indenture has been duly authorized, executed and delivered on the part of SRAC and, as to SRAC, is a valid, binding and enforceable instrument in accordance with its terms and has been qualified under the Trust Indenture Act; the Notes have been duly authorized by SRAC and (assuming their due authentication by the Trustee) have been duly executed, issued and delivered on the part of SRAC and constitute valid, binding and enforceable obligations of SRAC in accordance with their terms, entitled to the benefits of the Indenture;

(vi) The Fixed Charge Coverage and Ownership Agreement, dated May 15, 1995, and the Extension Agreement, dated October 23, 1998, each between SRAC and Sears, have been duly authorized, executed and delivered by the parties thereto and are valid and binding instruments of SRAC and Sears, enforceable in accordance with their terms;

(vii) I do not know of any pending legal or governmental proceedings required to be described in the Prospectus as amended or supplemented (including documents incorporated by reference therein) which are not described as required;

(viii) Except for statements in such documents which do not constitute part of the Registration Statement or the Prospectus pursuant to Rule 412 of Regulation C under the Act and after substituting therefor any statements modifying or superseding such excluded statements, the documents incorporated by reference in the Prospectus as amended or supplemented (other than the financial statements and related schedules, the analyses of operations and financial condition and other financial, statistical and accounting data therein, as to which I express no opinion), when they were filed with the Commission, complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder;

(ix) Except for statements in such documents which do not constitute part of the Registration Statement or the Prospectus pursuant to Rule 412 of Regulation C under the Act and after substituting therefor any statements modifying or superseding such excluded statements, the Registration Statement and the Prospectus as amended or supplemented (excluding the documents incorporated by reference therein) (other than the financial statements and related schedules, the analyses of operations and financial condition and other financial, statistical and accounting data therein, as to which I express no opinion) comply as to form in all material respects with the requirements of the Act and the rules and regulations thereunder; the answers in the Registration Statement to Item 9 and Item 10 (insofar as it relates to me) of Form S-3 are to the best of my knowledge accurate statements or summaries of the matters therein set forth and fairly present the information called for with respect to those matters by the Act and the rules and regulations thereunder; and

(x) I do not know of any contract or other document to which SRAC or Sears is a party required to be filed as an exhibit to the Registration Statement or required to be incorporated by reference into the Prospectus as amended or supplemented or required to be described in the Prospectus as amended or supplemented which has not been so filed, incorporated by reference or described.

          With respect to the statements of belief set forth below, I have not independently verified the accuracy, completeness or fairness of the statements contained in either the Registration Statement or the Prospectus as amended or supplemented (including, in each case, the documents incorporated by reference therein) and the limitations inherent in the examination made by me and the knowledge available to me are such that I am unable to assume, and I do not assume, any responsibility for the accuracy, completeness or fairness of any of the statements contained therein. I confirm, however, (1) that as a result of (a) the examinations made by me as described above, (b) participation by me or other members of the Sears Law Department in conferences with representatives of Sears and SRAC, including conferences in which you and your counsel participated, at which conferences the contents of the Registration Statement, the Prospectus as amended or supplemented, the Indenture, the Notes, the Underwriting Agreement and the Pricing Agreement and related matters were discussed, and (c) participation by me or other members of the Sears Law Department in conferences with representatives of Sears and SRAC at which the documents referred to in paragraph (viii) above were discussed, and (2) in my capacity as Executive Vice President, General Counsel of Sears: (a) nothing has come to my attention which has caused me to believe that any of the documents referred to in paragraph (viii) above (other than the financial statements and related schedules, the analyses of operations and financial condition and other financial, statistical and accounting data therein, as to which I express no belief), in each case after excluding any statement in any such document which does not constitute part of the Registration Statement or the Prospectus as amended or supplemented pursuant to Rule 412 of Regulation C under the Act and after substituting therefor any statement modifying or superseding such excluded statement, when such documents were so filed, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (b) nothing has come to my attention which has caused me to believe that the Registration Statement or the Prospectus as amended or supplemented (other than the financial statements and related schedules, the analyses of operations and financial condition and other financial, statistical and accounting data therein, as to which I express no belief) contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

          In rendering my opinion, I have assumed that the Indenture, the Underwriting Agreement and the Pricing Agreement have been duly authorized, executed and delivered by the parties thereto (other than Sears and SRAC) and that the signatures (other than those on behalf of Sears and SRAC) on all documents examined by me are genuine, assumptions which I have not independently verified. For purposes of rendering my opinion in paragraph (v) relating to the enforceability of the Indenture and the Notes, I have relied, with their permission, on an opinion from Morris, Nichols, Arsht & Tunnell addressed to me and dated the date hereof. My opinions in paragraph (v) and paragraph (vi) regarding the validity, enforceability and binding nature of the Indenture, the Notes, the Fixed Charge Coverage and Ownership Agreement and the Extension Agreement are subject to insolvency, bankruptcy, reorganization, moratorium, liquidation, fraudulent conveyance and transfer or other similar laws relating to or affecting the enforcement of creditors' rights generally and by general equity principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          This opinion is furnished by me as counsel for Sears and SRAC to you as Representatives of the several Underwriters, and is solely for your benefit, and is not to be otherwise used, circulated or relied upon without my express written consent.

Very truly yours,

/s/ Anastasia D. Kelly